Joel Hatlen VP, Finance and Chief Financial Officer Data I/O Corporation (425) 881-6444	Deb Stapleton/Christina Carrabino Stapleton Communications Inc. (650) 470-0200 deb@stapleton.com christina@stapleton.com

DATA I/O REVISES FOURTH QUARTER GUIDANCE

Redmond, Wash., Dec. 22, 2004 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced it has revised guidance for the fourth quarter, ending Dec. 31, 2004.

The company now expects fourth quarter revenue to be between $6.0 million and $6.5 million. During the company’s third quarter earnings conference call on Oct. 22, 2004, Data I/O said that it expected fourth quarter results to be in line with its third quarter revenue of $7.8 million.

“Some of our customers are delaying anticipated fourth quarter shipments until the first quarter of 2005 and in some cases, they are pushing out orders as well. We believe that these delays are not related to the overall demand for our products, but reflect the seasonality of our customers’ business,” said Fred Hume, president and CEO. “The vast majority of our revenue comes from our automated programming equipment, which sells for several hundred thousand dollars. Changes in the timing of these orders and shipments can impact the financial results of any given quarter.”

“We continue to expect 2005 to be a very good year for the company, as we benefit from our 2004 and 2005 initiatives including new product introductions, increased customer penetration, and the establishment of Data I/O China and Data I/O Brazil,” he said.

About Data I/O Corporation

Celebrating more than 30 years of innovative leadership in the device programming industry, Data I/O Corporation (NASDAQ: DAIO), provides manual and automated device programming systems that specifically address the requirements of engineering and manufacturing customers. FlashCORE™, Sprint and UniSite families provide a wide range of device support and versatility to address a user’s many different programming needs. Data I/O Corporation has headquarters in

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Data I/O Revises Fourth Quarter Guidance
Dec. 22, 2004

Redmond, WA, with sales and services offices worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future revenues, future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues based upon the timing of product deliveries and installations, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company’s filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

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